Company Press Release

Source:  Vestcom International, Inc.

Vestcom International, Inc. Announces Strategic Acquisitions:
Discusses Short Term Prospects

LYNDHURST, N.J., Jan. 26/PRNewswire/--Vestcom  International, Inc. (Nasdaq: VESC
- news) announced today that it has completed the acquisition of substantially all of the assets of two related companies: Creative Data Services Inc., a privately owned company that specializes in retail shelf label printing and related services, and Business Mail Express, a privately owned company that specializes in expedited print and mail services. The combined purchase price for both entities was $9.5 million in cash with a potential earn-out payment, based upon certain financial benchmarks being attained, payable in cash and shares of Vestcom International's common stock.

Both companies are based in St. Louis, Missouri. Their combined revenue for the fiscal year ended September 27, 1997, which includes revenues from Business Mail Express for only the first 9 months of calendar year 1997, was approximately $21 million.

For over 26 years, Creative Data Services has been laser printing vinyl labels for major retail grocery chains and drug chains. The company also produces other value added vinyl products, such as insurance cards, and currently operates in 5 locations.

Joel Cartun, the Chief Executive Officer of Vestcom International, said "The combination of the vinyl label laser printing capabilities of Creative Data Services, with the paper laminated label laser printing services offered by
Electronic Imaging Services, one of Vestcom's seven founding companies, strengthens Vestcom International's presence in the marketplace by making us the first nationwide supplier to provide customers with both vinyl and paper laminated services." Further, he said, "We are excited about the benefits that can be obtained through the integration of Creative Data Services with the Vestcom companies and the addition of strategic production facilities located near major retail markets."

Business Mail Express, through an integrated network of seven facilities, provides a print and mailing service for customers requiring expedited first class delivery of time sensitive documents, including brokerage transaction confirmation statements, invoices, product recall notices and collection notices. In addition to its St. Louis, Missouri headquarters, Business Mail Express has printing and distribution sites at various locations in the United States, including, Northern and Southern California, Tampa, Florida, Dallas, Texas, Charlotte, North Carolina, Lansing, Michigan, and northern New Jersey.

"The strategic acquisition of Business Mail Express is important to Vestcom for two main reasons," said Joel Cartun, the Chief Executive Officer of Vestcom, "first, it provides Vestcom with an opportunity to provide customers with a technology platform to centrally transmit information and to print and distribute it on an expedited delivery basis at various distribution centers, and second, it gives us a presence in key markets which Vestcom has targeted, including California, Florida and Texas."

Doug Brooking, President of Creative Data Services and Business Mail Express said, "by joining Vestcom International, both Creative Data Services and Business Mail Express will be able to expand their business opportunities, including providing an increased array of products to a broader customer base, and will be able to capitalize on the resources of Vestcom to support such growth."

Brendan Keating, the Chief Operating Officer of Vestcom International, commented, the effective integration of these companies will occur over an estimated six to nine month time period. The integration program, whose objectives include providing greater value to customers, will include, consolidation of certain facilities, combining certain sales and administrative functions, optimizing the utilization of production capacity and effecting a financial turnaround of Business Mail Express, which incurred operating losses in 1997."

Vestcom International believes that these strategic acquisitions and other current initiatives, including, the opening of a new facility in New York City, are designed to promote long term shareholder value. However, they will increase expenses in the short term. In addition, the company currently is incurring costs for and experiencing delays in achieving certain anticipated consolidation synergies, is expanding its corporate capabilities and personnel, and the operating performance of certain of its subsidiaries is below plan. Accordingly, while the company generally does not comment on analyst's projections, subject to the results of the company's ongoing acquisition program, the company anticipates that earnings will be lower than analysts expectations over the next six to nine months. The company is taking various actions to minimize this potential impact and is committed to its goals of growing shareholder value.

Vestcom has scheduled a conference call for January 26, 1998 at 1:00 PM Eastern Standard Time to address matters discussed in this press release. Please call Harvey Goldman at the contact number listed below for details regarding participation.

Vestcom International, Inc. was formed to create a leading provider of computer output and document management services. The Company provides a number of value-added services including (a0 the production and distribution of time-sensitive computer-generated documents on paper, compact disc, microfiche, microfilm and labels, (b) demand publishing, (c) mailing services, (d) marketing materials fulfillment and (e) forms management. Applications of Vestcom's services include printing and mailing of computer-generated brokerage statements, invoices, cellular telephone bills, management reports and supermarket point-of-purchase shelf labels.

Statements in this press release regarding future performance constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995. Future results could differ materially from such statements as a result of a number of factors referred to in the Company's prospectus dated July 30, 1997 and the Company's Quarterly Reports on Form 10-Q.